EPOD International Announces The Acquisition Of A
Thin Film Solar Cell Manufacturing Facility

RENO,NV, May 14, 2007- EPOD International Inc. (OTCBB: EPOIE) today announced that it has, through its subsidiary ISE Solar LLC ("ISE"), completed the purchase of a majority of the shares of ICP Solar Technologies (UK) Ltd. located in Wales, Great Britain, for an aggregate price of $3.0 million USD from ICP Solar Technologies Inc. (OTCBB: ICPR).

Robert Stabinsky, President of ISE Solar stated, "ICP Solar has done a good job of keeping this facility going. We believe this venture will allow our team to take the factory to the next level. Our intention is for our global team including Compmess GhmB to fully automate and expand this facility, with a focus on process improvements."

Sass Peress commented, "ISE Solar has over 30 years of amorphous thin film manufacturing experience within its team. This bank of knowledge will help support our great UK team and take the facility to the next level in terms of throughput and quality. While we have successfully developed our factory and recently produced the best plates in its history, to take it beyond requires such a partner. ISE Solar's expectation to reduce cost of manufacturing by 25% from its current level will create one of the most cost efficient thin film facilities in the industry today."

About ISE Solar LLC

ISE Solar LLC is part of the Epod companies and is leading provider of vacuum deposition equipment and is based in Warminster, Pennsylvania. Founded in 1994, ISE's core focus is state-of-the-art equipment, control systems, and full factory solutions for the manufacture of thin-film amorphous silicon photovoltaic, although the company also offers similar solutions for industries ranging from automotive assembly to semiconductor processing. ISE offers standard equipment including sputtering systems, evaporators, plasma deposition, CVD and etch systems, as well as custom equipment engineered to client specifications. In addition to possessing extensive experience in the construction of thin-film solar panel factories, ISE management is also experienced in the management and operation of thin-film solar plants.

Since 1994, ISE has been providing state-of-the-art equipment and control systems as well as full factory solutions to wide-ranging industries. From automotive assembly lines to semiconductor processing, and from pasteurized eggs to intelligent fasteners, ISE provides innovative solutions.

About ICP Solar Technologies Inc.

ICP Solar products can be found worldwide in stores such as Wal-Mart, Costco, Conrad Electronics (Germany), LeRoy Merlin (France), and Dick Smith Electronics (Australia). Its current focus in Europe is developing rooftop solutions and working to develop OEM solutions for automotive markets, working with auto manufacturer Volkswagen.

L. Mark Roseborough
President
EPOD International Inc.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements about EPOD's future expectations, including future revenue, earnings, and transactions, as well as all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. EPOD intends that such forward-looking statements be subject to the safe harbors created thereby. These statements involve risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's 10-KSB for year ended December 31, 2005 filed on or about April 17, 2006, and incorporated herein by reference.

About EPOD: EPOD is a Grid-Integrated, eco-power utility and electric power systems provider. The Company's operations include the engineering and construction of turn-key factories for solar panel production and material handling systems. Additionally, the Company has subsidiaries involved in the manufacturing of inverters, rectifiers, energy management systems, and solar panels.

The Company's filings, including current financial reports, can be accessed through the EDGAR database at www.sec.gov.

For more information please contact: Mark Roseborough Telephone: (250) 807-2211 Fax: (250) 491-4279